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             STATEMENT OF POLICY ON PERSONAL SECURITIES TRANSACTIONS
                               AND CODE OF ETHICS

                        MARTINGALE ASSET MANAGEMENT, L.P.

                             Revised August 2001

I.       Introduction

         A primary duty of all directors, officers and certain employees (defined below as "advisory persons") of Martingale Asset Management, L.P. (the "Adviser") when dealing with investment advisory clients, is to conduct themselves in conformance with the highest ethical standards. Thus, no advisory person of the Adviser shall engagein any activity that could result in an actual, potential or perceived conflict of interest, and must avoid any action which may be perceived as a breach of trust.

         This Statement of Policy on Personal Securities Transactions and Code of Ethics ("Code of Ethics") sets forth the policies concerning the purchase or sale of securities by advisory persons of the Adviser. It further sets forth the procedures to be used to report the purchase or sale of any securities by such person. This Code of Ethics is designed to ensure compliance with the requirements of Section 204A and 204 of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and Rule 204-2(a)(12) thereunder, as well as
Section 17(j) of the Investment Company Act of 1940 (the "1940 Act") and Rule 17j-1 (the "Rule") thereunder. In addition, this Code of Ethics is designed to provide a program for detecting and preventing insider trading by advisory persons of the Adviser.

         Section 17(j) of the 1940 Act makes it unlawful for an affiliated person of a registered investment company to engage in transactions in securities which are also held or are to be acquired by a registered investment company if such transactions are in contravention of rules adopted by the Securities and Exchange Commission to prevent fraudulent, deceptive, or manipulative practices. Section 17(j) broadly prohibits any such affiliate from engaging in any type of manipulative, deceptive, or fraudulent practice with respect to the investment company and, in furtherance of that prohibition, requires each adviser to a registered investment company to adopt a written code of ethics containing provisions reasonably necessary to prevent "advisory persons" from engaging in conduct prohibited by the Rule. The Rule also requires that reasonable diligence be used and procedures instituted to prevent violations of such code of ethics.

         A copy of this Code of Ethics shall be circulated to each advisory person by the designated compliance officer of the Adviser listed on Exhibit A together with an acknowledgment of receipt which shall be signed and returned to the designated compliance officer by each advisory person. The designated compliance officer is charged with responsibility for ensuring that the requirements of this Code of Ethics are adhered to by all advisory persons.

         This Code of Ethics is not intended to cover all possible areas of potential liability under the Advisers Act or 1940 Act or under the federal securities law in general. Persons covered by this Code, therefore, are advised to seek advice before engaging in any transactions involving securities held or under consideration for purchase or sale by the Adviser.

         In addition, the Securities Exchange Act of 1934 may impose fiduciary obligations and trading restrictions on advisory persons in certain situations. It is expected that advisory persons will be sensitive to these areas of potential conflict, even though this Code of Ethics does not address specifically these other areas of fiduciary responsibility.

Definitions

1. "Advisory person" mean any officer, director or employee involved in the advisory process, including portfolio managers, traders, employees whose duties or functions involve them in the investment process, and any employee who obtains information concerning the investment decisions that are being made for an advisory client, and any affiliated or control person of the Adviser. For purposes of this Code

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of Ethics, advisory persons also include members of such person's immediate family (i.e., husband, wife, children and who are directly or indirectly dependents of an advisory person), accounts in which an advisory person or members of his or her family has a beneficial interest or over which an advisory person has investment control or exercises investment discretion (e.g., a trust account).

2. "Advisory client" means any individual, group of individuals, partnership, trust or company, including a registered investment company for whom the Adviser acts as investment adviser.

3. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an advisory person has or acquires.

4. "Cash compensation" means any discount, concession, fee, service fee, commission, asset-based sales charge, loan, override or cash employee benefit received in connection with the offering of the Adviser's services.

5. "Control" means the power to exercise a controlling influence over the management or policies of the Adviser.

6. "Hot-issue" is defined as securities of a public offering which trade at a premium in the secondary market whenever such secondary market begins.

7. "Non-cash compensation" means any form of compensation received in connection with the offering of the Adviser's services that is not cash compensation, including but not limited to merchandise, gifts and prizes, travel expenses, meals and lodging.

8. The "purchase or sale" of a security includes the writing of an option to purchase or sell a security.

9. "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States (including Govern ment agencies), short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the 1940 Act, banker acceptances, bank certificates of deposit and commercial paper ("Government Securities").

Pre-Approval

         All purchases and sales (including short sales) of individual securities (defined above to exclude government securities and other items) must be pre-approved before an order is placed. Options transactions also require preapproval. Approval must be given by one of the persons listed on Exhibit A. Approval must be obtained in writing (or, in unusual circumstances, promptly confirmed in writing), initialed by one of the persons listed on Exhibit A, and, once approved, orders must be executed within one business day of the approval date. As necessary, before giving approval, the person providing approval will consult (on a "no name" basis) with the appropriate trader to determine whether the proposed purchase or sale in any way conflicts with any trading being carried out on behalf of an advisory client. Advisory persons seeking approval to acquire or dispose of individual securities should allow sufficient time for this review and approval process. Records of each approval, and the rationale supporting each such approval, shall be maintained for at least five years after the end of the fiscal year in which such approval is granted.

Prohibited Purchase and Sales

No approval will be given for proposed transactions that violate the following rules, subject to the limited exception given below. No advisory person shall purchase or sell (including short sales and options), directly or indirectly, any security in which he or she has, or by such transaction acquires, any direct or indirect beneficial ownership, which security at the time of such purchase or sale:

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(1) is being purchased or sold for the account of an advisory client; or
(2) was purchased or sold for the account of an advisory client within seven days before and seven days after the date of such purchase or sale. Any profits realized during this proscribed period shall be disgorged.

         Additionally, no advisory person shall engage in a transaction, directly or indirectly, that involves an opportunity that an advisory client could utilize, unless one of the persons indicated in Exhibit A has confirmed, on behalf of the Adviser, that the account of the advisory clients do not wish to take advantage of the opportunity and approves such transaction.

         These restrictions shall continue to apply until the recommendation has been rejected or any authorization to buy or sell has been completed or canceled. Knowledge of any such consideration, intention, recommendation or purchase or sale is always a matter of strictest confidence.

         These restrictions shall not apply to purchase or sales of securities which receive the prior approval of a person indicated in Exhibit A where that person, in his or her discretion, has determined that such purchases or sales are only remotely potentially harmful to any advisory client, where they would be very unlikely to affect a highly institutional market or where they are clearly not related economically to the securities to be purchased, sold or held by the account of an advisory client.

Additional Investment Policies

1. Investment Through Mutual Funds Encouraged. All advisory persons are encouraged to make personal investments exclusively through mutual funds and to limit their investments in individual securities to mutual funds or to Government Securities. No prior approval is needed to make such investments.

2. No Trading. All individual security positions are expected to be taken for investment purposes. Securities trading as distinct from investment is discouraged. If an advisory person desires to sell a position he or she has held for less than six months (or desires to re-acquire a recently liquidated position), the approval request must include an explanation of the reason for the transaction (mutual funds and Government Securities excepted).

3. Ownership Reports and New Employees. Advisory persons who are new employees of the Adviser shall submit a schedule of current security holdings within ten days of the date their employment commences, which shall include: (i) the name, number of shares and cost basis of all securities owned by such advisory person and (ii) any securities account such advisory person maintains with a broker dealer or bank, and shall subsequently follow this Code of Ethics in receiving approvals to liquidate or add to their security positions.

4. Private Placements and IPOs. Investments in private placements, initial public offerings ("IPOs") and other individual securities that are not generally available to the public may present conflicts of interest even though such securities may not be currently eligible for acquisition by some or all of the accounts of advisory clients. Prior approval must be obtained before buying or selling such investments, as with any other individual security transaction. In addition, with respect to private placements, the approval request must indicate that the investment is being purchased (or liquidated) on terms that are substantially the same as the terms available to other similarly situated private investors, and that the advisory person does not have any specific knowledge of an imminent public offering or any material nonpublic information about the issuer. It is expected that any investment in a private placement, IPO or similar security will be held for at least six months. If the security subsequently becomes eligible for investment by an account of an advisory client and is, in fact, purchased by such account, any advisory person who owns the security will be expected to continue to hold such security for at least six months following its eligibility.

5. Private Investment Partnerships. Just as investments through mutual funds are encouraged and investments in individual securities are discouraged in order to minimize potential conflicts of interest and/or the appearance of any conflict of interest, the Adviser likewise encourages advisory persons to effect their venture investments through venture limited partnerships rather than individual private placements.

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Although venture limited partnerships are preferred over individual private placements, venture limited partnerships nevertheless can present potential conflicts. Accordingly, while pre -approval is not required to participate in a venture limited partnership, an advisory person will be expected to report any transaction involving a venture limited partnership within 10 days of the investment to one of the persons on Exhibit A.

6. No Directorships. No advisory person may serve on the board of directors for any private or public operating company without prior written approval from one of the persons on Exhibit A. Such directorships are generally discouraged because of their potential for creating conflicts of interest. Advisory persons should also restrict their activities on committees (e.g., advisory committees or shareholder/creditor committees). This restriction is necessary because of the potential conflict of interest involved and the potential impediment created for the advisory clients. Advisory persons serving on boards or committees of operating companies may obtain material nonpublic information in connection with their directorship or position on a committee that would effectively preclude the investment freedom that would otherwise be available to the advisory clients.

7. No Special Favors. It goes without saying that no advisory person may purchase or sell securities on the basis of material nonpublic information or in reciprocity for allocating brokerage, buying securities in an account of an advisory client, or any other business dealings with a third party. Information on or advisory to personal investments as a favor for doing business on behalf of the advisory clients -- regardless of what form the favor takes -- is strictly prohibited. The appearance of "special favor" is also sufficient to make a personal transaction prohibited under these guidelines.

8. Gifts, honoraria and other payments: No advisory person, on his or her own behalf or on behalf of the Adviser, shall accept payments in any form from any person or entity if the advisory person is in a position to influence a business relationship for the benefit of the gift giver, except as provided below. No advisory person shall make payments to any person or entity, on his or her own behalf or on behalf of the Adviser, if the recipient is in a position to influence a business relationship for the benefit of the Advisor or advisory person, except as provided below.

(a) Gifts other than cash, such as meals or tickets to the theater or sporting events, received by an advisory person that do not exceed an annual amo unt of $100 from any one person or entity;

(b) Gifts other than cash, such as meals or tickets to the theater or sporting events, given by the Adviser or an advisory person that do not exceed an annual amount of $100 to any one person or entity;

(c) Payment or reimbursement of expenses in connection with meetings held for the purpose of training or education of advisory persons or other persons, provided that:

         (i) the advisory person obtains the Adviser's prior written approval to attend the meeting;
         (ii) the payment or reimbursement received by the Adviser or advisory person is not applied to the expenses of any persons other than an advisory person unless explicitly approved in writing by the Adviser; and
         (iii) the location is appropriate to the purpose of the meeting.

Under no circumstances shall an advisory person, on his or her own behalf or on behalf of the Advisor, accept any gift or other non-cash compensation from any person or entity if such compensation is preconditioned on the achievement of a sales target or any other objective pursuant to a non-cash compensation arrangement.

9. No Hot-Issues. No advisory person may purchase or receive a hot issue in any of his or her accounts, including any accounts in which the advisory person has a beneficial interest.

Annual Reporting

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Each advisory person shall submit to the designated compliance officer, not later than ten days after the end of each calendar year, an annual report that discloses:

         (i) The name, number of shares and principal amount of all securities in which the advisory person had any direct or indirect beneficial ownership; and
         (ii) the name of any broker, dealer or bank with whom the advisory person maintained an account in which any securities were held for the direct or indirect benefit of the advisory person.

Quarterly Reporting

1. Subject to the exceptions set forth below, every advisory person shall report to the designated compliance officer the information described in subsection 2 below with respect to transactions in any security in which such advisory person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the securities.

2. Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall be on the Form attached hereto as Exhibit B or on a form that contains substantially the same information (i.e., a brokerage confirmation statement) and shall contain the following information:

         (a) the date of the transaction, the title, the interest rate and maturity date (if applicable) and the number of shares, and the principal amount of each security involved;
         (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
         (c) the price at which the transaction was effected; and
         (d) the name of the broker, dealer or bank with or through which the transaction was effected.

3. Any such report may contain a statement that making such report should not be construed as an admission that the advisory person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

4. If such advisory person established a securities account during the prior quarter, such report must disclose the name of the broker dealer or bank with which the account was established and the date on which the account was established.

5. Copies of bank statements or broker's advice containing the information specified in subsection 2 above may be attached to the report instead of listing the transactions.

Exceptions to Reporting Requirements and Prohibited Sales and Purchases

         Notwithstanding any other provision of this Code, an advisory person need not make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence; and

         The reporting provisions and prohibitions on sales and purchases contained in this Code also shall not apply to:

         (a) purchases or sales of securities which are non-volitional on the part of either the advisory person (e.g., receipt of gifts);
         (b) purchases of securities which are part of an automatic dividend reinvestment plan; and
         (c) purchases of securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and the sales of such rights so acquired.

Review by Designated Compliance Officer

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         The designated compliance officer shall compare all reports of personal securities transactions with completed and contemplated portfolio transactions of advisory clients to determine whether a violation of the Code of Ethics may have occurred. No person shall review his or her own report. Before making any determination that a violation has been committed by any person, the designated compliance officer shall give such person an opportunity to supply additional explanatory material.

         If the designated compliance officer determines that a violation of the Code of Ethics has or may have occurred, he or she shall submit his or her written determination, together with the transaction report, if any, and any additional explanatory material provided by the individual, to the President or, if the President shall be the designated compliance officer, the Chairman, who shall make an independent determination of whether a violation has occurred.

         If it is determined that a material violation has occurred, a report of the violation shall be made to such persons as required by law. If a securities transaction of the designated compliance officer is under consideration, the Chairman shall act in all respects in the manner prescribed herein for the designated compliance officer.

Oversight by Governing Board

         This Code of Ethics, as revised, has been approved by the Adviser's governing board. Any material change to this Code of Ethics shall be approved by such board within six months after the adoption of such material change.

         The designated compliance officer shall provide a written report to the Adviser's governing board no less frequently than annually that (i) describes any issues arising under this Code of Ethics or procedures since the last report to the governing Board, including, but not limited to, information about material violations of this Code of Ethics and procedures or sanctions imposed in response to such material violations and (ii) certifies to such board that the Adviser has adopted procedures reasonably necessary to prevent advisory persons from violating this Code of Ethics.

Confidentiality

         All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and by personnel of the Securities and Exchange Commission.

Annual Certification

         Each advisory person shall re -certify annually his or her familiarity with this Code of Ethics and other procedures and shall certify compliance with these guidelines and procedures.

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                                    EXHIBIT A

              Persons Designated to Give Approval of Transactions:
                              Patricia J. O'Connor
                                 Arnold S. Wood
                                Alan J. Strassman
                               William E. Jacques

                         Designated Compliance Officer:
                              Patricia J. O'Connor


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                      PERSONAL SECURITY TRANSACTION REPORT

Person for whom
Report is being made: Quarter Ending __________, 20

____ Please check if a brokerage statement or brokerage trade confirmation(s) has been submitted directly to the compliance officer by your brokerage firm for any security transactions in this period.

____ Please check if a brokerage statement or bro kerage trade confirmation(s) has been attached to this report in lieu of completing the report. (If this box is checked, you need not complete the tables below; however, you must still sign and date this report.)

There were NO securities transactions reportable by me during the above quarter, except those listed below. Note: All transactions are reportable (regardless of size) except purchases and sales of shares of registered open-end investment companies, securities issued by the Government of the United States, short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the 1940 Act, bankers acceptances, bank certificates of deposit and commercial paper. Bank or brokers statements may be attached if desired instead of listing the transactions. If necessary, continue on the reverse side. If the transaction is not a sale or purchase, mark it with a cross and explain the nature of each account in which the transaction took place, i.e., personal, wife, children, charitable trust, etc.

                                    PURCHASES

Date Security Amount/No. of Shares Price Broker Nature of Account Reviewing Officers Initials

                                      SALES

Date Security Amount/No. of Shares Price Broker Nature of Account Reviewing Officers Initials

Date:_________________________________

Signature:____________________________

Transaction approved (check one)? ___ Yes ___ No

Rationale:

Signature of person authorized to approve transactions:

Name (please print):_____________________

Date:____________________________________


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EXHIBIT B

EXPLANATORY NOTES

This report must be filed quarterly by the 10th day of the month following the end of the quarter and cover all accounts in which you have an interest, direct or indirect. This includes any account in which you have "beneficial ownership" (unless you have no interest or control over it) and non-client accounts over which you act in an advisory or supervisory capacity.

( ) Tick if you wish to claim that the reporting of the account of the securities transaction shall not be construed as an admission that you have any direct or indirect beneficial ownership in such account or securities.


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                         GUIDELINES FOR PERSONAL TRADING

                        MARTINGALE ASSET MANAGEMENT, L.P.

                               Revised August 2000

         These guidelines are designed to supplement the official Code of Ethics and Trading Policies previously adopted by Martingale Asset Management, L.P. ("the Adviser"), and should be read in conjunction with that Code of Ethics and the Adviser's Trading Policies. The purpose of these guidelines (as well as the Code of Ethics and Trading Policies) is to minimize conflicts of interest (including the appearance of such conflicts).

         These procedures are not intended to prohibit conscientious professionals from making responsible personal investment decisions within the boundaries reasonably necessary to protect fiduciary relationships owed to the Adviser's clients (each an "advisory client"). To that end, these guidelines are designed to encourage investment in a manner that is consistent with the fiduciary relationship that exists between the Adviser and its advisory clients.

1. WHO IS COVERED. These guidelines apply to all officers, directors and control persons of the Adviser. These guidelines also apply to all persons involved in the advisory process, including portfolio managers, traders, employees whose duties or functions involve them in the investment process, and any employee who obtains information concerning the investment decisions that are being made for the advisory clients, including affiliated persons of the Adviser. All such persons shall be designated "advisory persons" for purposes of these guidelines. These guidelines also apply to investments by members of an advisory person's immediate family (i.e., husband, wife, children and who are directly or indirectly dependents of an advisory person), accounts in which an advisory person or members of his or her family has a beneficial interest or over which an advisory person has investment control or exercises investment discretion (e.g., a trust account).

2. INVESTMENT THROUGH MUTUAL FUNDS ENCOURAGED. All advisory persons are encouraged to make personal investments exclusively through mutual funds, and to limit their investments in individual securities to mutual funds or to U.S. Government Securities, as that term in defined in the Code of Ethics. No prior approval is needed to make such investments.

3. INDIVIDUAL SECURITIES REQUIRE PRE-APPROVAL. All purchases and sales (including short sales) of individual Securities (defined in the Code of Ethics to exclude Government Securities and other items) must be pre-approved before an order is placed. Options transactions also require pre-approval. Approval may be given by any of the persons listed in Exhibit A to the Code of Ethics. Approval must be obtained in writing (or, in unusual circumstances, promptly confirmed in writing), initialed by one of the persons listed in Exhibit A, and, once approved, orders must be executed within one business day of the approval date. As necessary, before giving approval, the person providing approval will consult (on a "no name" basis) with the appropriate trader to determine whether the proposed purchase or sale in any way conflicts with any trading being contemplated or carried out on behalf of an advisory client. Advisory persons seeking approval to acquire or dispose of individual securities should allow sufficient time for this review and approval process.

4. NO TRADING. All individual security positions are expected to be taken for investment purposes. Securities trading as distinct from investment is discouraged. If an advisory person desires to sell a position he or she has held for less than six months (or desires to re-acquire a recently liquidated position), the approval request must include an explanation of the reason for the transaction (mutual funds and Government Securities excepted).

5. OWNERSHIP REPORTS AND NEW EMPLOYEES. Advisory persons who are new employees of the Adviser shall submit a schedule of current security holdings within ten days of the date their employment commences, which shall include (i) the name, number of shares and principal for all

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securities owned by such advisory person and (ii) any securities account such advisory person maintains with a broker dealer or bank, and shall subsequently follow these guidelines in receiving approvals to liquidate or add to their security positions.

6. PRIVATE PLACEMENTS AND IPOS. Investments in private placements and other individual securities that are not generally available to the public may present conflicts of interest even though such securities may not be currently eligible for acquisition by some or all of the accounts of advisory clients. Prior approval must be obtained before buying or selling such investments, as with any other individual security transaction. In addition, with respect to private placements, the approval request must indicate that the investment is being purchased (or liquidated) on terms that are substantially the same to the terms available to other similarly situated private investors, and that the advisory person does not have any specific knowledge of an imminent public offering or any material non-public information about the issuer. It is expected that any investment in a private placement, IPO or similar security will be held for at least six months. If the security subsequently becomes eligible for investment by an account of an advisory client and is, in fact, purchased by such account, any advisory person who owns the security will be expected to continue to hold such security for at least six months following its eligibility.

7. PRIVATE INVESTMENT PARTNERSHIPS. Just as investments through mutual funds are encouraged and investments in individual securities are discouraged in order to minimize potential conflicts of interest and/or the appearance of any conflict of interest, the Adviser likewise encourages advisory persons to effect their venture investments through venture limited partnerships rather than individual private placements. Although venture limited partnerships are preferred over individual private placements, venture limited partnerships nevertheless can present potential conflicts. Accordingly, while pre -approval is not required to participate in a venture limited partnership, an advisory person will be expected to report any transaction involving a venture limited partnership within ten (10) days of the investment to any of the persons listed on Exhibit A to the Code of Ethics.

8. NO DIRECTORSHIPS. No advisory person may serve on the board of directors for any private or public operating company without prior written approval from one of the persons listed on Exhibit A to the Code of Ethics. Such directorships are generally discouraged because of their potential for creating conflicts of interest. Advisory persons should also restrict their activities on committees (e.g., advisory committees or shareholder/creditor committees). The restriction is necessary because of the potential conflict of interest involved and the potential impediment created for the advisory clients. Advisory persons serving on boards or committees of operating companies may obtain material non-public information in connection with their directorship or position on a committee that would effectively preclude the investment freedom that would otherwise be available to the advisory clients.

9. NO SPECIAL FAVORS. It goes without saying that no advisory person may purchase or sell securities on the basis of material nonpublic information or in reciprocity for allocating brokerage, buying securities in an account of an advisory client, or any other business dealings with a third party. Information on or advisory to personal investments as a favor for doing business on behalf of the advisory clients-- regardless of what form the favor takes -- is strictly prohibited. The appearance of a "special favor" is also sufficient to make a personal transaction prohibited under these guidelines.

10. GIFTS, HONORARIA AND OTHER PAYMENTS. No advisory person, on his or her own behalf or on behalf of the Adviser, shall accept payments in any form from any person or entity if the advisory person is in a position to influence a business relationship for the benefit of the gift giver, except as provided below. No advisory person shall make payments to any person or entity, on his or her own behalf or on behalf of the Adviser, if the recipient is in a position to influence a business relationship for the benefit of the Advisor or advisory person, except as provided below. (d) Gifts other than cash, such as meals or tickets to the theater or sporting events, received by an advisory person that do not exceed an annual amount of $100 from any one person or entity; (e) Gifts other than cash, such as meals or tickets to the theater or sporting events, given by the Adviser or an advisory person that do not exceed an annual amount of $100 to any one person or entity; (f) Payment or reimbursement of expenses in connection with meetings held for the purpose of training or education of advisory persons or other persons, provided that:

         (i) the advisory person obtains the Adviser's prior written approval to attend the meeting;
         (ii) the payment or reimbursement received by the Adviser or advisory person is not applied to the expenses of any persons other than an advisory person unless explicitly approved in writing by the Adviser; and
         (iii) the location is appropriate to the purpose of the meeting.

Under no circumstances shall an advisory person, on his or her own behalf or on behalf of the Advisor, accept any gift or other non-cash compensation from any person or entity if such compensation is preconditioned on the achievement of a sales target or any other incentive pursuant to a non-cash compensation arrangement.

11. NO HOT ISSUES . No advisory person may purchase or receive securities of a public offering which trade at a premium in the secondary market whenever such secondary market begins in any of his or her accounts, including any accounts in which the advisory person has a beneficial interest.

12. THESE ARE SUPPLEMENTAL PROCEDURES . All advisory persons also remain fully subject to the obligations imposed by the Code of Ethics and the Adviser's trading policies as contained in the Compliance Manual. With respect to reporting obligations, these reporting obligations, in brief, require that all securities transactions be reported not later than 10 days after the end of the calendar quarter in which the transactions was effected. The reports shall contain the type of information typically included in a confirmation, namely identification of the account, the title and amount of the security involved, the date and nature of the transaction, price at which it was effected, and the name of the broker, dealer or bank with or through whom the transaction was effected.

13. EXCEPTIONS. Exceptions to the procedures and requirements contained in these guidelines will be permitted only in highly unusual circumstances. Any exception must be documented and approved by any of the persons listed on Exhibit A to the Code of Ethics.

14. ANNUAL CERTIFICATION. Each advisory person shall re-certify annually his or her familiarity with these guidelines and other procedures and shall certify compliance with these guidelines and procedures.


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EXHIBIT 2.

                             TRADE ALLOCATION POLICY

I. INTRODUCTION

FIDUCIARY STANDARD OF CARE. Martingale Asset Management, LP ("Martingale") is a fiduciary to each of its clients. As a fiduciary to each client, Martingale owes each client the duty of loyalty. No client is owed a greater or lesser degree of fiduciary loyalty and, therefore, no client or group of clients may be given preferential treatment. Martingale's duty of loyalty and equitable treatment of client accounts is the basic principle underlying these allocation procedures.

In general, investment decisions for each client (or group of clients with a similar investment objective) are made independently from those of other client accounts and are made with specific reference to the individual needs and objectives of each account (or group of accounts). Because investment decisions frequently affect more than one account and sometimes more than one type of account, it is inevitable that at times it will be desirable to acquire or dispose of the same securities for more than one client account at the same time. To the extent that more than one client account seeks to acquire the same security at the same time, it may not be possible to acquire a sufficiently large quantity of the security, or the price at which the security is obtained for Martingale clients may vary. Similarly, clients may not be able to obtain the same price for, or as large an execution of, an order to sell a particular security when Martingale is acting for more than one account at the same time. Martingale's policy is to equitably allocate buy and sell executions among clients over time. These procedures also seek to ensure reasonable efficiency in client transactions and to provide portfolio managers with the flexibility to use allocation methodologies appropriate to their investment discipline and client base. Martingale will receive no additional compensation or remuneration of any kind as a result of the use of this policy.

II. GENERALLY

1. DISCLOSURE. Martingale's aggregation policies will be fully disclosed in Martingale's Form ADV.

2. BOARD APPROVAL OF POLICIES. In addition to general ADV disclosure described above, Martingale's aggregation policies may be submitted to and approved by the board of trustees of any registered investment company for which transactions are being placed.

3. DUTY TO OBTAIN BEST EXECUTION; ADHERENCE TO ADVISORY AGREEMENTS. Martingale has the duty to obtain best execution for all its clients. In general, orders will be aggregated unless aggregation is restricted by client direction, type of account, or other account restrictions. If client restrictions or the nature of the accounts precludes inclusion in a block, the client should be advised of this fact.

4. EQUITABLE TREATMENT OF CLIENT ACCOUNTS. No advisory client account will be systematically favored over any other account.

5. INDIVIDUALIZED INVESTMENT ADVISE. As discussed in Section I above, individual investment advice and treatment will be provided to each client's account.

6. AFFILIATED ACCOUNTS. The aggregation of transactions for advisory accounts (including mutual funds, ERISA and other separate accounts) and affiliated accounts (including partnerships in which the advisor or its associated persons are partners and other affiliated or personal accounts) is permissible, provided that no other client or affiliated account is favored over another client and such practice is otherwise consistent with Martingale's Code of Ethics.

7. RECORD RETENTION RESPONSIBILITIES. Martingale's books and records will reflect separately for each account any aggregated transactions, the securities held by, and bought and sold for, that account. In addition, allocation statements and written statements explaining any deviation from the allocation statements will be maintained as records of Martingale for a period of not less than five years, the first two years in an appropriate office of Martingale.

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III. SUMMARY OF PROCEDURES -- THE GENERAL RULES
To promote equitable allocation of executions, it is Martingale's policy to:

1. Block trades when blocking would not adversely effect ay client account.
2. Calculate and use average price for multiple executions through the same broker on the same terms (e.g., at market) of same security on the same day.
3. Allocate among clients on an objective basis whenever possible.
4. Make a written preliminary allocation before execution. On intra-day trades and other short-term positions, pre-execution allocation is critical. The allocation should be finalized no later than the end of the day.
5. In situations where opportunities are too limited for all clients to share (even on an allocated basis), clients or groups of clients should be rotated, using some sort of consistent methodology, to seek to achieve rough equity over time.
6. Document unusual situations.

IV. GENERAL PROCEDURES

1. BLOCK TRADING. As a general rule for all orders not part of a "program", all contemporaneous client orders in the same security for accounts under the management of the same portfolio manager(s) or same management team will be bunched in a single order if the terms are the same (e.g., orders at the market). Exceptions are discussed below in Part V. In the case of Broker principal trading, where the price is fixed at the day's close on the National Exchange, no price averaging is necessary.

2. PRICE AVERAGING. If an order on a block trade, not part of a "program" for a particular portfolio manager or team is filled at several different prices, through multiple trades, then an average price (and commission) shall be calculated for all trades, and all participants in the portfolio manager's or team's allocation will receive the average price. In addition, all participants will share the transaction costs on a pro rata basis. a) Except as discussed in
Part IV.2(c) below, price averaging should not be done over two or more days. Only trades executed on the single day should be combined for purposes of calculating an average price. b) If more than one broker is used, price averaging across brokers is generally not practical, but preferred if possible.
c) Orders entered for execution on different terms (e.g., directed orders or "program trade") should not be price averaged. d) Orders will be executed in the order received by the trading desk. If the desk receives two orders simultaneously for the same security, neither order part of a "program", with the same terms, those trades will be blocked and price averaged. When the trade desk receives two orders for the same security at different times during the day, any partial fill for the first order will not be price averaged but the remaining unfilled portion of the first order will be combined with the second order and price averaged.

3. ALLOCATION METHODOLOGIES. In general, all accounts that participate in a block transaction on an agency basis will participate on a pro rata, percentage, or other objective basis, as described below. Adjustments in the number of securities acquired for or sold by a particular account may be made in order to meet certain requirements, e.g., to maintain round lots, to fill to specific percentages, to avoid crossing certain ownership thresholds. The basic allocation methodologies are as follows: a) Pro rata allocation will generally consist of a dollar-weighted allocation based on account order size whereby each account will receive a portion of the order based on the account's percentage of the original order. b) Other objective allocation methodologies are permissible provided they are employed with general consistency and operate fairly - e.g., doubling up on the size of positions taken for certain accounts. c) Standard allocation methods may be modified when common sense dictates that strict adherence to the usual allocation is impractical or leads to inefficient or undesirable results. See Part V. d) Aggregated orders that are fully executed will be allocated among clients in accordance with the final allocation statement. If a trade order is not completed within a given day, the following procedures, applicable to "partial fills", will be used. Each day's fill will be allocated at the close of business that day on an appropriate standard basis (at the average price, if applicable) among the participating accounts. All allocations are subject to common sense exceptions as noted in these procedures. In addition, when the total final execution amount of a trade order is materially less than the amount of the requested order, certain accounts may be removed entirely from the list of

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participants and the amounts of the allocation can be adjusted to avoid inefficient results. This requires and reason code (which indicates the reason for deviation from a standard allocation) and/or documentation.

4. ROTATION. In agency transactions, rotation may be used with or in place of a standard allocation methodology provided the rotation system results in fair access for all clients over time to trading opportunities. a) Rotation is an important principle in assuring that all accounts have roughly equal access to limited trading opportunities over time. It is an appropriate allocation tool when the transaction size is too limited to be effectively allocated among all accounts (e.g., some IPO's), when the price is too sensitive to trade for all client accounts, and in other situations where allocation across multiple clients may not be desirable (see Part V). b) Any rotation system used should be designed to provide all clients with fair access to trading opportunities over a reasonable period of time (e.g., one year). c) Fill rotation can be used alone or in conjunction with other allocation methodologies. "Fill rotation" simply means rotating the clients or groups of clients in order of fill so that, over time, all clients get a fair percentage of their transactions filled first. For example, if a block trade or buy program is done over a period of several days, it may not make sense for a small account to receive its fill gradually over a series of trading days. It may make sense to fill small orders entirely in a single day, while filling only a small percent of a larger order on that same day, even though the average price received on subsequent days (or on previous days) might be different. Small orders might be filled last on the next rotation.

5. DOCUMENT ALLOCATIONS BEFORE SUBMITTING ORDER FOR EXECUTION. All accounts participating in a buy or sell program should be identified and the desired allocation should be indicated in abbreviated form electronically or on a written trade ticket prior to initiating a trade order. This is the preliminary allocation. a) The optimization routine first determines those accounts for which a buy or sell of a particular security is suitable, and the desired number of shares (or dollar amount or percentage weight) for each account. This suitability decision does not require a reason code explaining why certain accounts were included or not or why a certain number of shares (or dollar amount or percentage weight) is desired for those accounts. b) Any adjustment to or change in a preliminary allocation, i.e., a reallocation that is made subsequent to the initiation of the trade order (or made after the trade has been executed), shall be reflected in a final allocation, which shall be made on the trade date. Any such adjustment to the preliminary allocation shall not be made unless all clients receive fair treatment and the reason is explained in writing (typically with a reason code) electronically or on a trade ticket. c) After a final allocation has been made (or the preliminary allocation confirmed as "final"), there typically should not be any further allocation adjustments. Any adjustment to a final allocation shall be explained in writing (typically with a reason code) electronically or on a trade ticket.

6. DIFFERENT TYPES OF ACCOUNTS. Martingale manages several different types of accounts: for example, mutual funds, separate portfolios on a sub-advisory basis, institutional accounts, ERISA accounts, incentive fee accounts, and investment partnership accounts in which employees of Martingale or an affiliate may participate as limited partners. In order to avoid any appearance of favoritism in the allocation of trades, individual transactions should be block traded and/or prices averaged as often as possible.

7. CUSTODY. If an omnibus account is utilized to accomplish the block trade, neither the cash nor securities beneficially owned by the clients will be held collectively any longer than is necessary to settle the purchase or sale in question on a delivery versus payment basis, and cash or securities collectively held for clients in an omnibus account will be delivered out to the bank or broker-dealer having custody of the client's account as soon as practicable following settlement.

V. EXCEPTIONS

USE OF REASON CODES. Reason codes should be used when there is any change in the preliminary allocation that results in a non-pro rata final allocation. For example, assume the portfolio manager purchased an illiquid stock across three accounts, and only received a small fill, which resulted in a 100% allocation to one account only. This situation would require the use of a reason code. Another situation that would require the use of a reason code is if a preliminary non-pro rata allocation is made due to a recent cash contribution. An example of such a situation is if client A has made such a cash contribution, and rather than a pro rata allocation, the portfolio manager allocates 80% of the trade to Client A and 20% to Client B.

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Please see the Reason Code chart below for a complete list of situations that require the use of a reason code and the corresponding code number.

       Permissible Reasons For Deviating From Standard Allocation Methods:


REASON CODE NUMBER    EXCEPTION

1                     Cash limitations or excess cash.
2                     Account-specific investment restrictions.
3                     Specific overriding client instructions.
4                     Existing portfolio composition and applicable
                      industry, sector, or capitalization weightings.
5                     Partial fill of trade order; actual transaction
                      amount is too small to allocate among original
                      participants.
6                     Small account; allocation may be adjusted to
                      minimize custodian fees and transaction charges for
                      small account or otherwise improve the efficiency
                      of the transaction.
7                     Undesirable position size; in certain cases, the
                      amount allocated to an account on a pro-rata basis
                      may create an undesirable small or undesirable large
                      (e.g., more than 5%) position, warranting an
                      appropriate adjustment.
8                     Client sensitivity to turnover (these clients may be
                      excluded from participation in positions which are
                      not expected to be long term holdings).
9                     Client tax status.
10                    Regulatory restrictions.
11                    Common sense adjustments and equitable adjustments
                      that lead to cost savings or other transactional
                      efficiencies.
12                    Investment not suitable for, or consistent with,
                      known client preferences.
19                    Shares were unavailable to sell (e.g., corporate
                      action, out for registration/transfer, custodian
                      unavailable for sell-check).
20                    Over fill of trade order.
21                    Need to restore appropriate weightings if client
                      portfolio has become distorted.
14                    Client directs brokerage.
15                    Certain client brokerage may legally be used to
                      satisfy soft dollar commitments.
16                    Use of limit orders precludes effective blocking.
17                    Portfolio manager or trader determines that all
                      clients will benefit from spreading order among
                      several brokers.
18                    Foreign regulations, foreign settlement practices
                      (e.g., Korea currently prohibit block trading).
22                    Trading inefficiencies created by blocking.
23                    Trades are motivated by different factors creating
                      inconsistent price/execution considerations
                      (e.g., partnership trading around price volatility while fund engaging in an ordered buy or sell program).
24                    Indicates a reason other than those listed above,
                      which has been entered into the field in Merrin called "Trader's Notes."
25                    Agency vs. Principal - Blocking will be done for all
                      agency trades on same date. Blocking will be done for all Principal trades on same date.